TRANSITION SERVICES AGREEMENT
THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) is made effective as of April 11, 2023 (the “Effective Date”), by and between Entegris, Inc., a Delaware corporation (the “Company” and together with its subsidiaries, the “Company Group”), and Gregory B. Graves (“Executive” and, together with the Company, the “Parties”).
RECITALS
WHEREAS, Executive currently serves as the Executive Vice President, Chief Financial Officer and Treasurer of the Company;
WHEREAS, Executive is party to the Severance Protection Agreement, dated as of May 13, 2011, by and between the Company and Executive, as amended effective as of February 23, 2016 (the “Severance Protection Agreement”); and
WHEREAS, the Parties desire to enter into this Agreement to set forth their agreement as to the retirement of Executive and in connection with the hiring of an individual to succeed Executive as the Chief Financial Officer of the Company (such individual, the “Successor Chief Financial Officer” and the actual date such individual commences employment with the Company, which date is currently believed to be May 15, 2023, the “Transition Date”).
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:
1.Transition Date; Retirement Date. Executive’s employment with the Company Group as its Executive Vice President, Chief Financial Officer and Treasurer of the Company shall cease effective as of the Transition Date, and Executive’s employment with the Company Group shall cease effective as of July 7, 2023 (the “Retirement Date”). Effective as of the Transition Date, Executive shall be deemed to have resigned from all positions Executive holds as an officer of the Company and after the Transition Date, Executive shall, as requested, resign from all position Executive holds as an officer or board member with respect to each member of the Company Group and agrees to execute all further documents reasonably necessary or appropriate to further memorialize any or all such resignations. The Parties acknowledge and agree that Executive’s termination of employment effective as of the Retirement Date shall (i) constitute a qualifying “retirement” for purposes of Section 9 of the Severance Protection Agreement, (ii) constitute a “Retirement” after satisfying the “Retirement Vesting Criteria” for purposes of those equity and equity-based awards granted to Executive on January 31, 2023 and (iii) entitle Executive to distribution under the Company’s Amended and Restated Senior Executive Retirement Plan for Key Salaried Employees in accordance with its terms.
2.Transition Services.
(a)Effective as of the Transition Date, Executive agrees to continue in the employment of the Company as, and perform the duties of, Special Advisor to the Chief Executive Officer of the Company through the Retirement Date and perform for the Company Group (i) services related to transition matters and the onboarding of the Successor Chief Financial Officer, (ii) services related to SAP and legal entity integration matters, and (iii) other such services as reasonably requested by the Chief Executive Officer of the Company (the “Transition Services”). Executive acknowledges and agrees that, during the period commencing at the Transition Date and ending on the Retirement Date, Executive shall not work on a full- or part-time basis for another person, firm or entity; provided, that Executive may manage personal and family investments, participate in industry organizations, serve on corporate and not for profit boards of directors and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of the Transition Services or Executive’s responsibilities as Special Advisor to the Chief Executive Officer of the Company.

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(b)Subject to the execution and nonrevocation of the Release of Claims attached hereto as Exhibit A (the “Release of Claims”) in accordance with the time period provided therein, Executive shall, following the Retirement Date, receive (i) an amount in cash equal to the product of (x) the annual cash incentive bonus that Executive would have received for fiscal year 2023 absent the Transition Date and termination of employment effective as of the Retirement Date, and based on the actual level of performance at the end of the performance period and (y) a fraction, the numerator of which is the number of days Executive was employed by the Company Group during fiscal year 2023, and the denominator of which is 365 (the “Pro-Rata Bonus”); and (ii) provided Executive timely makes the applicable COBRA and life insurance conversion elections, continued participation for a period of twenty-four (24) months for Executive and Executive’s eligible dependents in the Company’s group health, dental, vision and life insurance programs or policies in which Executive and the Executive’s eligible dependents were eligible to participate as of the Transition Date on the same basis as active employees of the Company Group at the Executive’s cost (“Benefit Continuation”). The Pro-Rata Bonus shall be paid to Executive at the same time as annual cash incentive bonuses are paid to eligible employees in the ordinary course of business and, in any event, no later than March 15, 2024.
3.Miscellaneous.
(a)Governing Law. This Agreement and the Release of Claims shall be construed under and governed in all respects by the laws of the State of Minnesota, without regard to any conflicts of laws principles thereof that would cause the laws of any other jurisdiction to apply.
(b)Severability. The provisions of this Agreement and the Release of Claims shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
(c)Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives and estate.
(d)Entire Agreement; Certain Acknowledgements. This Agreement and the Release of Claims contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between or among any member of the Company Group and Executive with respect to the subject matter hereof; provided, however, that neither this Agreement nor the Release of Claims shall supersede or otherwise affect the validity of, and is not intended to (and shall not be deemed to) limit, decrease or reduce the scope of, any prior or contemporaneous restrictive covenants, including, without limitation, any confidentiality, non-disparagement, non-compete, non-solicit or similar restrictive covenants to which Executive is subject in respect of the Company Group, which restrictive covenants Executive agrees remain in full force and effect in accordance with their terms.
(e)Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.
(f)Construction. This Agreement shall be deemed drafted equally by both the Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.

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(g)Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
(h)Withholding. The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.
(i)Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s termination date (or death, if earlier).

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ENTEGRIS PROPRIETARY AND CONFIDENTIAL – INTERNAL

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.
ENTEGRIS, INC.

By: /s/ Susan Rice
    Name: Susan Rice
    Title: Senior Vice President, Global Human
Resources
EXECUTIVE
/s/ Gregory B. Graves
Gregory B. Graves

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Exhibit A

RELEASE OF CLAIMS

1.Release. In exchange for good and valuable, including Entegris, Inc.’s (the “Company”) agreement to provide to Gregory B. Graves (“Executive”) certain benefits in accordance with Section 2(b) of the Transition Services Agreement between Executive and the Company, dated [●], 2023 (the “Transition Agreement”), Executive, on behalf of Executive, Executive’s spouse, heirs, administrators, representatives, executors, successors, assigns, and all other persons claiming through Executive (collectively, “Releasors”), does hereby voluntarily, knowingly, and willingly release, waive, and forever discharge the Company, together with each of its past, present and future owners, parents, subsidiaries and affiliates, together with each of their current, former and future directors, officers, partners, agents, members, managers, insurers, employees, trustees, stockholders, investors, joint ventures, representatives, and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Releasee” and collectively, the “Releasees”) from, and does fully waive any obligations of any of the Releasees to Releasors for, any and all rights, actions, charges, causes of action, demands, damages, claims for relief, complaints, remuneration, sums of money, losses, suits, debts, covenants, contracts, agreements, promises, obligations, demands, accounts, expenses (including attorneys’ fees and costs) and liabilities of any kind whatsoever, whether known or unknown, in law or in equity, contingent or absolute (collectively, “Claims”), which Executive or any of the other Releasors ever had, now has, or may hereafter claim to have by reason of any matter, cause, act, omission or thing whatsoever: (i) arising from the beginning of time through the date Employee executes this Release, including but not limited to, any such Claims (A) arising out of or relating in any way to Employee’s employment with the Company or any other Releasee, (B) arising out of or relating to tort, fraud or defamation, and (C) arising under any federal, local, or state statute, regulation or ordinance, including, without limitation, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act) (collectively, “ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, the Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Whistleblower Act, the Minnesota Whistleblower Protection Laws, the Minnesota Parental Leave Act, each as amended and including each of their respective implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (ii) arising out of or relating to the termination of Executive’s employment; or (iii) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company or any other Releasee and Executive.

2.Acknowledgement of Full Payment. Executive acknowledges and agrees that the payments provided under Section 2 of the Transition Agreement are in complete satisfaction of any and all compensation and benefits due to Executive from the Company or any other Releasee, whether for services provided to the Company or any other Releasee, through the Retirement Date and that, except as expressly provided under the Transition Agreement, no further compensation is owed to Executive.

3.Non-Admission. Nothing in this Release of Claims, nor the furnishing of consideration for this Release of Claims, is intended to be nor will it be used as an admission of liability by either party that there has been any violation of state or federal law, employment practice or any other matter.

4.Review and Rescission Periods. Executive acknowledges that he has been provided a period of up to twenty-one (21) days following the Retirement Date (as defined in the Transition Agreement) in which to consider the release of claims set forth in this Release of Claims. Executive may sign and return this Release of Claims before the expiration of the twenty-one (21)-day period following the Retirement Date; provided, however, that in no event may Executive execute this Release of Claims prior to the Retirement Date. Once this Release of Claims is executed, Executive may rescind the Agreement, within fifteen (15) calendar days following the date of signature. To be effective, any rescission within the relevant time period must be in writing and delivered to the Company in care of the General Counsel. If sent by mail, any rescission must be postmarked within the relevant time period, must be properly addressed, and must be sent by certified mail, return receipt requested. The benefits described in Section

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2(b) of the Transition Agreement shall not commence or be provided to Executive until this Release of Claims becomes effective. If Executive rescinds Executive’s consent within the relevant time period, this Release of Claims shall be of no force or effect and Executive shall have no right to the payments and benefits set forth in Section 2(b) of the Transition. If Executive does not rescind this Release of Claims, then, at the expiration of such fifteen (15) day period, this Release of Claims will take effect as a legally-binding agreement between Executive and the Company on the basis set forth above.

I HAVE READ THIS EXHIBIT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS SUPPLEMENTAL RELEASE AGREEMENT IS A LEGAL DOCUMENT.

IN WITNESS WHEREOF, Executive has executed this Release of Claims as of the date set forth below.

______________________________________
Gregory B. Graves

Date: ________________________________

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